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                                                                    EXHIBIT 10.8
January 11, 1999

Mr. Frank Sadowski
10155 Bubbling Brook Place
Pickerington, OH  43147

Dear Frank:

We are pleased to offer you an opportunity to join 800.COM, as soon as possible. The details of this offer are listed below.

Company: 800.COM is an online Internet retailer of consumer electronics.

Position:           Vice President, Merchandising

Base Salary:        $150,000 per year.

New Hire Bonus: You will receive a $20,000 new hire bonus within 30 days of your hire date. Should you leave 800.COM prior to completing 12 months of employment, you agree to repay within 12 months of your separation from 800.COM an amount equal to 1/12 of the new hire bonus for each month remaining between your separation date and your anniversary date.

Cash Incentive: $50,000 opportunity (annual) at 100% of performance, with the potential to over-perform; criteria to be determined and agreed upon within a 30-day period. Incentive to be paid quarterly, beginning March, 1999.

Stock Options Pending approval by the board of directors, you will be granted an option to purchase 125,000 shares of common stock of 800.COM, which will vest 100% over a 4-year period. As a key executive in the company, your options will be eligible for accelerated vesting due to a change of control as outlined in the final stock option plan.

Start Date: January 14, 1999.

Relocation: Moving expense allowance estimated at $15,000 for the movement of customary household goods to the Portland area. Moving expenses will be reimbursed upon receipt by 800.COM of itemized receipts.

Relocation (cont'd.) Temporary housing expense allowance not to exceed $7,500 for the cost of temporary housing in the Portland area. Temporary housing expenses will be reimbursed upon receipt by 800.COM of itemized receipts.

Family Travel: Family travel expense allowance not to exceed $5,000 for the cost of travel between Ohio and Oregon by you and/or your family. Family travel expenses will be reimbursed upon receipt by 800.COM of itemized receipts.

Termination: If you are terminated without cause, you will receive 90 days severance pay at your base rate of pay.


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Benefits: 800.COM insurance programs and other benefits as outlined in the
800.COM employee handbook.

Frank, the executive staff and I are very excited about the opportunity for you to join us and take 800.COM to its next level of performance. We look forward to a great journey together.

This offer is subject to written and signed approval by both parties, and upon a complete reference check with satisfactory results. Although we hope our association with you will be a long one, 800.COM is an "at will" employer and nothing in this offer letter may be construed as a contract of employment. Just as you will be free to terminate your employment with 800.COM for any reason, 800.COM reserves the right to terminate employment with or without cause.

This employment agreement must be signed on or before January 12, 1999, 5:00 p.m. Please acknowledge your acceptance of this offer by signing where indicated below.

Best regards,

Accepted by:

/s/ Greg Drew                       Date:   /s/ Frank Sadowski   Date:
-------------------------------          ---------------------
Greg Drew, CEO                           Frank Sadowski
800.COM, Inc.



GLD:mbm

cc:     Spencer Brown, CFO
        Susan McFarlan, Controller